Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Incentive Plan, the 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of Harpoon Therapeutics, Inc. of our report dated October 24, 2018 (except for the second paragraph of Note 2, as to which the date is January 29, 2019), with respect to the financial statements of Harpoon Therapeutics, Inc. for the years ended December 31, 2016 and 2017, included in the Registration Statement (Form S-1 No. 333-229040) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 8, 2019